JARDINE FLEMING INDIA FUND, INC.

             OFFER TO PURCHASE FOR CASH UP TO 650,925 OF ITS ISSUED AND OUTSTANDING SHARES AT 95% OF NET ASSET VALUE PER SHARE

                 THE OFFER WILL EXPIRE AT MIDNIGHT NEW YORK TIME
               ON SEPTEMBER 4, 2001, UNLESS THE OFFER IS EXTENDED.

To the shareholders of Jardine Fleming India Fund, Inc.:

      Jardine Fleming India Fund, Inc., a non-diversified, closed-end management investment company incorporated in Maryland (the "Fund"), is offering to purchase up to 650,925 of its issued and outstanding shares of Common Stock, par value $0.001 per share (the "Shares"). The offer is for cash at a price equal to 95% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded (the "NYSE"), on the date the offer expires, and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). The Offer will expire at midnight New York Time on September 4, 2001, unless extended. The Shares are traded on the NYSE under the symbol "JFI". The NAV as of the close of the regular trading session of the NYSE on July 26, 2001, was $9.04 per Share. While the Offer is pending, current NAV quotations can be obtained from Georgeson Shareholder Communications, Inc. (the "Information Agent"), by calling (212) 440-9800 (collect) or (888) 420-2046 (toll-free) between the hours of 8:00 a.m. and 8:00 p.m. New York Time, Monday through Friday (except holidays). Tendering shareholders will not be obliged to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of the Information Agent and EquiServe Trust Company, N.A. (the "Depositary"). The Fund has mailed materials relating to the Offer to record holders on or about August 7, 2001.

           This Offer is subject to certain conditions. See Section 3.

                              Important Information

      Shareholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, including the original of any required signature guarantee(s) and mail or deliver it together with their Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of a firm must contact the firm in whose name the Shares are registered to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by a firm processing the tender(s) on their behalf. The Fund reserves the absolute right to reject tenders it determines not to be in appropriate form.

      If you do not wish to tender your Shares, you need not take any action.

      None of the Fund, its Board of Directors and JF International Management Inc. ("JFIMI"), the Fund's investment adviser, makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Directors or JFIMI as to whether shareholders should tender or refrain from tendering shares pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained in this document or in the Letter of Transmittal. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board of Directors or JFIMI. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender or refrain from tendering their shares.

                          EQUISERVE TRUST COMPANY, N.A.
                                   DEPOSITARY

                     FOR ACCOUNT INFORMATION: (800) 426-5523

    By First Class Mail:                                    By Hand:

EquiServe Trust Company, N.A.                     EquiServe Trust Company, N.A.
       P.O. Box 43025                                  100 William Street
  Providence, RI 02940-3025                            New York, NY 10038

                   By Registered, Certified or Express Mail or
                               Overnight Courier:

                          EquiServe Trust Company, N.A.
                             Attn: Corporate Actions
                               40 Campanelli Drive
                               Braintree, MA 02184

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                INFORMATION AGENT

                           17 State Street, 22nd Floor
                            New York, New York 10004
                         Bank and Brokers Call Collect:
                                 (212) 440-9800
                           All Others Call Toll Free:
                                 (888) 420-2046

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET..........................................................  4

 1. Price; Number of Shares.................................................  7

 2. Purpose of the Offer; Plans or Proposals of the Fund....................  7

 3. Certain Conditions of the Offer.........................................  8

 4. Procedures for Tendering Shares.........................................  8

      a. Proper Tender of Shares............................................  8

      b. Signature Guarantees and Method of Delivery........................  9

      c. Book-Entry Delivery................................................ 10

      d. Guaranteed Delivery................................................ 10

      e. Determinations of Validity......................................... 11

      f. United States Federal Income Tax Withholding....................... 11

 5. Withdrawal Rights....................................................... 11

 6. Payment for Shares...................................................... 12

 7. Source and Amount of Funds.............................................. 12

 8. Price Range of Shares; Dividends/Distributions.......................... 13

 9. Selected Financial Information.......................................... 13

10. Interest of Directors, Executive Officers and Certain Related Persons... 15

11. Certain Effects of the Offer............................................ 15

12. Certain Information about the Fund...................................... 15

13. Additional Information.................................................. 15

14. Certain United States Federal Income Tax Consequences................... 15

15. Amendments; Extension of Tender Period; Termination..................... 17

16. Miscellaneous........................................................... 17

                               SUMMARY TERM SHEET

                (Section references are to the Offer to Purchase)

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the tender offer?

o Jardine Fleming India Fund, Inc. (the "Fund") is offering to purchase up to 650,925 of its shares of Common Stock for cash at a price per share equal to 95% of the per share net asset value as of the close of the regular trading session of the NYSE on September 4, 2001 (or, if the offer is extended, on the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents.

Why is the Fund making this tender offer?

o On November 10, 2000, in recognition that the Fund's shares have traded at a discount to their net asset value, in its stated commitment to increase shareholder value and on the recommendation of JFIMI, the Fund's investment adviser, the Fund stated its intention to conduct up to one tender offer in each calendar year, beginning in 2001 if the Fund's shares traded at an average discount to net asset value in excess of 20% during a 13-week measurement period to be selected by the Fund. For 2001, the Board set April 20 to July 20 as the measurement period. On July 26, 2001, the Board of Directors of the Fund (the "Board") announced that the average discount to net asset value for the Fund's shares exceeded 20% during the 13-week measurement period for 2001, and that the Fund intended to conduct the tender offer. After the completion of the tender offer, the Board will continue to monitor the price of the Fund's shares relative to their net asset value and will take further actions as appropriate.

When will the tender offer expire, and may the offer be extended?

o The tender offer will expire at midnight New York Time on September 4, 2001, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. See Section 15.

What is the Fund's net asset value per share as of a recent date, and how can I obtain the current net asset value?

o As of July 26, 2001, the net asset value per share was $9.04. See Section 8 of the Offer to Purchase for details. While the tender offer is pending, the most recent net asset value quotation can be obtained from Georgeson Shareholder Communications, Inc., by calling (212) 440-9800 (collect) or
      (888) 420-2046 (toll-free) between the hours of 8:00 a.m. and 8:00 p.m. New York Time, Monday through Friday (except holidays). The Fund's net asset value is calculated each Thursday and is made available the following Monday.

What will the net asset value be on the date that the price to be paid for tendered shares is determined?

o     No one can accurately predict the net asset value for a future date.

How do I tender my shares?

o If your shares are registered in your name, you should obtain the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by EquiServe Trust Company, N.A., (the "Depositary"), in proper form before midnight New York Time on September 4, 2001 (unless the tender offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (sometimes referred to as in "street name"), you should contact the firm holding your shares to obtain the package of information necessary to make your decision, and you can tender your shares only by directing that firm to complete, compile and deliver the neces-sary documents for submission to the Depositary by September 4, 2001 (or if the offer is extended, the expiration date as extended). See Section 4.

Must I tender all of my shares?

o     No. You may tender either all or any smaller number of the shares you own.

May I withdraw my shares after I have tendered them? If I decide to withdraw them, by when must my withdrawal be made?

o Yes. You may withdraw your shares at any time prior to midnight New York Time on September 4, 2001 (or if the offer is extended, at any time prior to midnight New York Time on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). In addition, if shares tendered have not been accepted for payment by October 1, 2001, you may withdraw your tendered shares at any time. See Section 5.

How do I withdraw tendered shares?

o A notice to withdraw tendered shares must be timely received by the Depositary. It must specify the name of the shareholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares the shareholder has tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such shares if different from the person who tendered the shares. See Section 5.

May I place any conditions on my tender of shares?

o     No.

What if more than 650,925 shares are tendered (and not timely withdrawn)?

o The Fund will purchase duly tendered shares from tendering shareholders pursuant to the terms and conditions of the tender offer on a pro rata basis (disregarding fractions) in accordance with the number of shares tendered by each shareholder (and not timely withdrawn), unless the Fund determines not to purchase any shares.

Does the Fund have the financial resources to make payment?

o Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered shares. See Section 7.

If shares I tender are accepted by the Fund, when will payment be made?

o The Fund contemplates, subject to change, making payment for tendered shares, if accepted, as soon as possible after September 7, 2001. See
      Section 6.

Is the Fund required to complete the tender offer and purchase all shares tendered up to the number of shares tendered for?

o     Yes, except for certain conditions described in Section 3.

Is there any reason shares tendered would not be accepted?

o In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject tenders determined by it not to be in appropriate form. Among the reasons which would cause the Fund to reject a tender would be that the tender does not include required original signature(s) or the original of any required signature guarantee(s).

How will tendered shares be accepted for payment?

o Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund's Board of Directors followed by notice of acceptance to the Depositary. The acceptance date will be on or after the date the Offer is terminated. The Depositary will then make payment as directed by the Fund with funds to be deposited with the Depositary by the Fund. See Section 6.

Is my sale of shares in the tender offer a taxable transaction?

o For most shareholders, yes. It is anticipated that all U.S. shareholders (other than tax-exempt persons) who sell shares in the tender offer will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See Section 14 for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. shareholders. Please consult your tax advisor as well.

What action do I need to take if I decide not to tender my shares?

o     None.

Does the Fund's management encourage shareholders to participate in the tender offer, and will they participate in the tender offer?

o No. Neither the Fund, its Board of Directors nor the Fund's investment adviser is making any recommendation to tender or not to tender shares in the tender offer. No director or officer of the Fund intends to tender shares. See Section 10.

How do I obtain additional information?

o Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents may be directed to Georgeson Shareholder Communications, Inc., the Information Agent for the tender offer, by calling (212) 440-9800 (collect) or (888) 420-2046 (toll-free) between the hours of 8:00 a.m. and 8:00 p.m. New York Time, Monday through Friday (except holidays). If you do not own shares directly, you should direct your requests for assistance, information and documents to your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

      1. Price; Number of Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment and purchase for cash up to 650,925 of its Shares that are properly tendered prior to midnight New York Time on September 4, 2001 (and not withdrawn in accordance with Section 5). The Fund reserves the right to amend, extend or terminate the Offer. See Sections 3 and
15. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 3. The later of September 4, 2001, and the latest date to which the Offer is extended, is referred to in this document as the "Expiration Date." The purchase price of the Shares will be 95% of their NAV per Share determined as of the close of regular trading on the NYSE the Expiration Date. Under no circumstances will the Fund pay interest on the purchase price. The NAV as of the close of the regular trading session of the NYSE on July 26, 2001, was $9.04 per Share. While the Offer is pending, current NAV quotations can be obtained from the Information Agent by calling (212) 440-9800 (collect) or (888) 420-2046 (toll-free) between the hours of 8:00 a.m. and 8:00 p.m. New York Time, Monday through Friday (except holidays).

      The Offer is being made to all shareholders and is not conditioned upon shareholders tendering in the aggregate any minimum number of Shares.

      If more than 650,925 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn). The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby if more than 650,925 Shares are tendered.

      On July 26, 2001, there were 6,509,252 Shares issued and outstanding, and there were 84 holders of record of Shares. Many of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

      2. Purpose of the Offer; Plans or Proposals of the Fund. The Board of Directors of the Fund (the "Board") considered and approved the timing and terms of the Offer in a meeting held on July 19 and in discussions held July 23 through July 26, 2001.

      Despite the existence of persistent discount to NAV at which the Fund's shares have traded on the NYSE, the Board has consistently concluded that, given the Fund's size, it is in the best interests of the Fund and its shareholders to maintain the current closed-end format. The closed-end format permits the Fund to participate in the small capitalization and less liquid sectors of the market, sectors that have historically been important in India. The Board has discussed and considered various alternative strategies to address the discount, including instituting share repurchases, converting to an open-end format, or liquidating the Fund. Last year the Board initiated a share repurchase program and conducted a tender offer to address the discount. Following completion of the Offer, the Board will continue to monitor the discount issue and actively consider all available mechanisms for addressing the problem. The Board's review of these issues will also include consideration of the ratio of the Fund's expenses to its net assets and how such mechanisms might affect this ratio.

      On November 10, 2000, the Board stated its intention to conduct an annual tender offer if the average discount to NAV exceeded 20% during a 13-week measurement period to be selected by the Fund. The Board's policy is consistent with the Board's commitment to enhance shareholder value. The policy was adopted pursuant to the recommendations of JFIMI, the Fund's investment adviser, after due consideration of all alternatives available to the Fund.

      On July 26, 2001, the Board announced that the average discount to NAV for the Fund's Shares had exceeded 20% during the 13-week measurement period that began on April 20, 2001 and ended on July 20, 2001, and that the Board intended to conduct a tender offer. The Board continues to believe that the Offer serves the best interests of the Fund and its shareholders. After the completion of the Offer, the Board will continue to monitor the price of the Fund's Shares relative to NAV and will take further actions as appropriate.

      Except as set forth above, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any material change in the Fund's present dividend policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended; (f) any class of equity securities of the Fund to be delisted from a national securities exchange; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

      3. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer but subject to any applicable rules and regulations of the Securities and Exchange Commission, including Rule 14e-1(c) under the Exchange Act, which relates to the Fund's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, the Fund will not purchase shares pursuant to the Offer if (a) such transaction, if consummated, would impair the Fund's status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund's income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the Fund); (b) the Fund would not be able to liquidate portfolio securities in an orderly manner and consistent with the Fund's investment objective and policies in order to purchase Shares tendered pursuant to the Offer; (c) there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board's judgment, the Offer or otherwise materially adversely affects the Fund, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or any foreign exchange on which portfolio securities of the Fund are traded, (iii) declaration of a banking moratorium by Federal, state or relevant foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Fund, (iv) limitation which affects the Fund or the issuers of its portfolio securities imposed by Federal, state or relevant foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Fund, or (vi) other event or condition which, in the Board's judgment, would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased; or (d) the Board determines that effecting the transaction would constitute a breach of its fiduciary duty owed the Fund or its shareholders. The Board may modify these conditions in light of experience.

      The conditions described in the paragraph above are for the benefit of the Fund and its shareholders and are designed to protect the Fund and its shareholders in the event of a material adverse change of circumstances from those existing at the time of the commencement of the Offer beyond the control of the Fund that would make proceeding with the Offer not in the best interest of the Fund or its shareholders. As of the time of the publication and mailing of the Offer, the Fund knows of no circumstances that would render the Offer not in the best interest of the Fund or its shareholders. The Fund may waive any of the stated conditions, in whole or in part, at any time and from time to time in its reasonable judgement. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

      The Fund reserves the right, at any time while the Offer is pending, to amend, extend or terminate the Offer in any respect. See Section 15.

      4. Procedures for Tendering Shares.

            a. Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer, a shareholder must (i) properly complete and duly execute a Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, and cause them to be delivered to the Depositary at the Depositary's address set forth on the front cover of this Offer and (ii) either deliver certificates for tendered Shares to the Depositary at such address or, in the case of shareholders holding Shares in book-entry form, cause its Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary). In the case of both (i) and (ii), delivery must be made to the Depositary before midnight

      New York Time on the Expiration Date. In lieu of the foregoing, a tendering shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

            Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a "net long position" equal to or greater than the amount tendered in (a) Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or
      (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

            The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that the shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that its tender of such Shares complies with Rule 14e-4.

            b. Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (b) the Shares tendered are tendered for the account of a firm (an "Eligible Institution") which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

            If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond to the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

            If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

            If any of the tendered Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

            If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority to so act must be submitted.

            If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal.

           If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal.

            c. Book-Entry Delivery. The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to midnight New York Time on the Expiration Date at one of its addresses set forth on page ii of this Offer, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

            The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.

            Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

            d. Guaranteed Delivery. Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to midnight New York Time on the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

            (i) the tender is made by or through an Eligible Institution; and

            (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to midnight New York Time on the Expiration Date; and

            (iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 P.M. New York Time on the second NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

            The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

            The method of delivery of any documents, including share certificates, the Letter of Transmittal and any other required documents, is at the option and sole risk of the tendering shareholder. If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended. Shareholders have the responsibility to cause their Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

            Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal.

            e. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer shall be final and binding.

            None of the Fund, its Board of Directors, JFIMI, the Depositary and any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of them will incur any liability for failure to give any such notice.

            f. United States Federal Income Tax Withholding. To prevent the imposition of a U.S. federal backup withholding tax on payments made pursuant to the Offer, prior to such payments each shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. shareholders) or Form W-8BEN (or other appropriate form) (for non-U.S. shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Depositary. See Section 14.

            Under certain circumstances (see Section 14), the Depositary will withhold a tax equal to 30% of the gross payments payable to a non-U.S. shareholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding tax does not exempt a non-U.S. shareholder from the 30% withholding tax.) For this purpose, a Non-U.S. shareholder, is, in general, a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (a "Non-U.S. shareholder"). The Depositary will determine a shareholder's status as a Non-U.S. shareholder and the shareholder's eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning such eligibility, unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. shareholder that has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid over-withholding. See Section 14.

      5. Withdrawal Rights. At any time prior to midnight New York Time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after October 1, 2001, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

      To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at the appropriate address set forth on page ii of this Offer. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary at (781) 575-4826 and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder--see Sections 1 and 14) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

      All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to midnight New York Time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

      None of the Fund, its Board of Directors, JFIMI, the Depositary and any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

      6. Payment for Shares. For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer) when and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares so purchased with the Depositary, which will make payment to shareholders promptly as directed by the Fund. Under no circumstances will the Fund pay interest on the purchase price.

      In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Shares (in proper certificated or uncertificated form) and (c) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering shareholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3.

      Any tendering shareholder or other payee who has not previously submitted a correct, completed and signed Form W-8BEN (or other appropriate form) or Form W-9, as necessary, and who fails to complete fully and sign either a Form W-8BEN (or other appropriate form) or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary, may be subject to federal backup withholding tax on the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 14 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering non-U.S. shareholders.

      7. Source and Amount of Funds. The total cost to the Fund of purchasing 650,925 of its issued and outstanding Shares pursuant to the Offer would be $5,590,144 (based on a price per Share of $8.588, 95% of the NAV as of the close of the regular trading session of the NYSE on July 26, 2001). On July 26, 2001, the aggregate value of the Fund's net assets was $58,837,511.

      To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by JFIMI, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. Although the Fund is authorized to borrow money to finance the purchase of Shares, the Board believes that the Fund will have sufficient resources through cash on hand and the disposition of assets to purchase Shares in the Offer without utilizing such borrowing. However, the Fund reserves the right to finance a portion of the Offer through temporary borrowing.

      Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, while the Offer is pending, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents. Depending on market conditions, this change in Fund assets may decrease the Fund's net income. As of July 26, 2001, cash and cash equivalents constituted approximately 5.74% of the Fund's total assets.

      Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. Liquidating portfolio securities, if necessary, may also lead to the premature disposition of portfolio investments and additional transaction costs and may result in the Fund recognizing gains or losses for U.S. federal income tax purposes earlier than would be the case in the absence of such dispositions. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer. Shareholders who retain their Shares may be subject to certain other effects of the Offer. See Section 11.

      8. Price Range of Shares; Dividends/Distributions. The following table sets forth, for the periods indicated, the high and low net asset values per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

                                         Net Asset Value            Market Price
                                       ------------------        ------------------
                                                                                            Dividends/
Fiscal Year (ending November 30)       High           Low        High          Low         Distributions
--------------------------------       -----         -----       -----        -----        ------------
1998
      1st Quarter...................   $ 8.12       $ 7.42      $ 7.250      $6.188          $    --
      2nd Quarter...................     9.00         7.81        8.188       6.313               --
      3rd Quarter...................     7.38         6.59        6.188       4.563               --
      4th Quarter...................     7.22         6.59        5.813       4.750               --

1999
      1st Quarter...................   $ 8.17       $ 6.50      $ 5.875      $4.938               --
      2nd Quarter...................     9.75         6.06        7.438       6.063               --
      3rd Quarter...................    11.97         9.38        8.625       6.625               --
      4th Quarter...................    13.68        11.52        9.438       8.125               --

2000
      1st Quarter...................   $24.99       $14.46      $17.438      $9.375               --
      2nd Quarter...................    25.19        13.78       16.875       8.500               --
      3rd Quarter...................    17.19        14.13       11.875       9.438               --
      4th Quarter...................    16.04        13.16       12.750       9.188               --

2001
      1st Quarter...................   $15.01       $11.79      $10.250      $8.880          $1.4727
      2nd Quarter...................    12.19         9.06        9.450       6.750               --
      3rd Quarter
        (through July 26)...........     9.58         9.04        7.690       7.100               --

      As of the close of business on July 26, 2001, the Fund's NAV was $9.04 per Share, and the high, low and closing prices per Share on the NYSE on that date were $7.30, $6.90 and $7.30, respectively. While the Offer is pending, current NAV quotations can be obtained by contacting the Information Agent in the manner indicated in Section 1.

      The tendering of Shares, unless and until shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of voting or entitlement to any dividends payable by the Fund.

      9. Selected Financial Information. The table below is intended to help you understand the financial performance of the Fund. This information is derived from financial and accounting records of the Fund.

      This information has been audited, except as noted, by PricewaterhouseCoopers LLP, the Fund's independent auditors, whose reports, along with the Fund's financial statements, are incorporated herein by reference and included in the Fund's Annual Reports to Shareholders. The Annual Reports may be obtained without charge, by writing to the Information Agent, Georgeson Shareholder Communications Inc., 17 State Street, 22nd Floor, New York, New York 10004, or by calling (212) 440-9800 (collect) or (888) 420-2046 (toll-free)
between the hours of 8:00 a.m. and 8:00 p.m. New York Time, Monday through Friday (except holidays).

================================================================================
JARDINE FLEMING INDIA FUND, INC.

FINANCIAL HIGHLIGHTS
================================================================================

The following table includes per Share operating performance data for a Share of common stock outstanding, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for the Fund's Shares.
--------------------------------------------------------------------------------

                                                   For the
                                                  Six Months
                                                    ended                   For the Years Ended November 30,
                                                    May 31,     ---------------------------------------------------------
                                                     2001         2000           1999        1998      1997       1996
                                                     ----         ----           ----        ----      ----       ----
                                                 (Unaudited)    (Audited)     (Audited)   (Audited)  (Audited)  (Audited)
PER SHARE OPERATING PERFORMANCE
NAV, beginning of period .......................   $ 13.86       $ 14.23       $   6.53    $  8.09    $  6.82    $  7.74
                                                   -------       -------       --------    -------    -------    -------
Net investment income (loss) ...................     (0.15)        (0.25)(a)      (0.11)     (0.10)     (0.13)     (0.14)
Net realized and unrealized gain/(loss)
  on investments and other assets and
  liabilities denominated in foreign currency ..     (2.33)        (1.39)(a)       7.81      (1.46)      1.40      (0.78)
                                                   -------       -------       --------    -------    -------    -------
Net increase (decrease) in net assets
  resulting from operations ....................     (2.48)        (1.64)          7.70       1.56       1.27      (0.92)
                                                   -------       -------       --------    -------    -------    -------
Dividends and distributions to shareholders:
  From net realized gain on investment .........     (1.47)           --             --         --         --         --
Capital Share Transactions
  Anti-dilutive effect of:
  Shares repurchased pursuant to the
    Tender Offer Program .......................        --          0.30             --         --         --         --
  Shares repurchased pursuant to the
    Share Repurchase Programs ..................      0.02          0.97             --         --         --         --
NAV, end of period .............................   $  9.93       $ 13.86       $  14.23    $  6.53    $  8.09    $  6.82
                                                   =======       =======       ========    =======    =======    =======
Market value, end of period ....................   $  7.85       $  9.75       $  9.438    $ 5.063    $ 6.625    $ 6.375
                                                   =======       =======       ========    =======    =======    =======
Total investment return based on:
  NAV, %(b) ....................................    (17.23)        (2.60)        117.92     (19.28)     18.62     (11.89)
  Market price, %(b) ...........................     (6.99)         3.31          86.41     (23.58)      3.92     (29.17)
                                                   =======       =======       ========    =======    =======    =======

RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period (000 omitted) ........   $64,623       $90,760       $160,859    $73,827    $91,430    $77,123
Ratio of expenses to average net assets ........      2.95(c)       2.43           2.50       2.81       2.68       3.28
Ratio of expenses to average net assets,
  excluding interest ...........................      2.63(c)       1.89           2.14       2.77       2.35       2.83
Ratio of net investment income (loss) to average
  net assets ...................................      2.55(c)      (1.45)         (1.18)     (1.32)     (1.52)     (1.55)
Portfolio turnover rate, % .....................        64            65             56         73         53         81

--------------------------------------------------------------------------------

(a) Based on the average daily shares outstanding during the year ended November 30, 2000.

(b) Total investment return is calculated assuming a purchase of common stock on the opening of the first day and a sale on the closing of the last day of each period reported. Dividends and distributions, if any, are assumed for purposes of this calculation, to be reinvested at prices obtained under the Fund's dividend reinvestment plan. Total investment return does not reflect sales charges or brokerage commissions. Generally, total investment return based on NAV will be higher than total investment return based on market price in periods where there is an increase in the discount or a decrease in the premium of the market price to the NAV from the beginning to the end of such periods. Conversely, total investment return based on NAV will be lower than total investment return based on market value in periods where there is a decrease in the discount or an increase in the premium of the market value to the NAV from the beginning to the end of such periods.

(c)   Annualized.

================================================================================

      10. Interest of Directors, Executive Officers and Certain Related Persons. Information, as of particular dates, concerning the Fund's directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters is required to be disclosed in proxy statements distributed to the Fund's shareholders and filed with the U.S. Securities and Exchange Commission (the "SEC"). Neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or executive officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the past 40 business days. Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund (including the Fund's investment advisor) intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

      11. Certain Effects of the Offer. The purchase of Shares pursuant to the Offer will increase the proportionate interest in the Fund of shareholders who do not tender Shares. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares and the reduction in the Fund's assets resulting from payment for the tendered Shares, such as any greater volatility due to decreased portfolio diversification and proportionately higher expenses. Under certain circumstances, the need to raise cash in connection with the purchase of Shares pursuant to the Offer may have an adverse effect on the Fund's NAV or its income per Share. See Section 7. All Shares purchased by the Fund pursuant to the Offer will be retired and thereafter will be authorized and unissued shares.

      12. Certain Information about the Fund. The Fund's principal executive offices are located at 51 W. 52nd Street, New York, New York 10019 (telephone number (201) 318-4150). The Fund is a closed-end, non-diversified, management investment company organized as a Maryland corporation. The Shares were first issued to the public on March 3, 1994. As a closed-end investment company the Fund differs from an open-end investment company in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is long-term capital appreciation through investments primarily in Indian equity securities. The Fund has been managed since its inception by JFIMI.

      JFIMI is a registered investment adviser under the Investment Advisers Act of 1940, as amended, whose address is P.O. Box 3151, Road Town, Tortola, British Virgin Islands. JFIMI currently manages five registered investment companies, with combined assets of approximately $458 million. On August 1, 2000, Robert Fleming Holdings, Ltd., the parent company of JFIMI, was acquired by The Chase Manhattan Corporation. On December 31, 2000, the Chase Manhattan Corporation merged with J.P. Morgan & Company Incorporated. As a result of this merger, JFIMI became part of a global asset management group which will operate under the name JPMorgan Fleming Asset Management and has approximately $611 billion under management as of June 30, 2001.

      13. Additional Information. An Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the SEC's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or by accessing the SEC's website at www.sec.gov.

      14. Certain United States Federal Income Tax Consequences. The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including applicable Treasury regulations and Internal Revenue Service rulings. This summary deals only with holders that hold Shares as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that hold shares as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have "functional currency" other than the U.S. dollar. Each shareholder should consult the shareholder's tax adviser for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the shareholder is a citizen, resident or domiciliary.

      U.S. shareholders. It is anticipated that shareholders (other than tax-exempt persons) who are citizens and/or residents of the U.S., corporations, partnerships or other entities created or organized in or under the laws of the United States or any State thereof or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, and trusts if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust ("U.S. shareholders"), and who sell Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss and will be treated as either long-term or short-term if the Shares have been held at that time for more than one year or one year or less, respectively. Any such long-term capital gain realized by a non-corporate U.S. shareholder will be taxed at a maximum rate of 20%. This U.S. federal income tax treatment, however, is based on the expectation that not all shareholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of tendering shareholders will be sufficiently reduced to qualify the sale as a sale rather than a distribution for U.S. federal income tax purposes. It is therefore possible that the cash received for the Shares purchased would be taxable as a distribution by the Fund, rather than as a gain from the sale of the Shares, in the case of a shareholder selling less than all of the Shares it owns. In that event, the cash received by a U.S. shareholder will be taxable as a dividend (i.e., as ordinary income) to the extent of the U.S. shareholder's allocable share of the Fund's current or accumulated earnings and profits, with the excess of the cash received over the portion so taxable constituting a non-taxable return of capital to the extent of the U.S. shareholder's tax basis in the Shares sold and with any remaining excess of such cash being treated as either long-term or short-term capital gain from the sale of the Shares depending on how long they were held by the U.S. shareholder. If cash received by a U.S. shareholder is taxable as a dividend, the shareholder's tax basis in the purchased Shares will be considered transferred to the remaining Shares held by the shareholder.

      Under the "wash sale" rules under the U.S. Internal Revenue Code, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. shareholder acquires Shares within 30 days before or after the date the Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

      The Depositary may be required to withhold a portion of the gross proceeds paid to a U.S. shareholder or other payee pursuant to the Offer unless either:
(a) the U.S. shareholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing the U.S. shareholder's employer identification number or social security number as applicable, and certifying under penalties of perjury that: (i) such number is correct; (ii) either (A) the U.S. shareholder is exempt from backup withholding, (B) the U.S. shareholder has not been notified by the Internal Revenue Service that the U.S. shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the Internal Revenue Service has notified the U.S. shareholder that the U.S. shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. shareholders.

      Non-U.S. shareholders. The U.S. federal income taxation of a Non-U.S. shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is "effectively connected" with a trade or business carried on in the U.S. by the Non-U.S. shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for U.S. shareholders, it gives rise to gain or loss, any gain realized by a Non-U.S. shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions are met. If, however, U.S. shareholders are deemed to receive a distribution from the Fund with respect to Shares they tender, the cash received by a tendering Non-U.S. shareholder will also be treated for U.S. tax purposes as a distribution by the Fund, with the cash then being characterized in the same manner as described above for U.S. shareholders. In such an event, the portion of the distribution treated as a dividend to the Non-U.S. shareholder would be subject to a U.S. withholding tax at the


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rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the tender of Shares by a Non-U.S. shareholder is effectively connected income, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. shareholder.

      Non-U.S. shareholders should provide the Depositary with a completed Form W-8BEN (or other appropriate form) in order to avoid backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tender of the Shares involved. Form W-8BEN is available upon request from the Depositary.

      15. Amendments; Extension of Tender Period; Termination. The Fund reserves the right, at any time while the Offer is pending, to amend, extend or terminate the Offer in any respect. The Fund also reserves the right, at any time while the Offer is pending, to terminate the Offer in the event of a material adverse change of circumstances from those existing at the time of the announcement of the Offer beyond the control of the Fund that would make proceeding with the Offer not in the best interest of the Fund or its shareholders. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 14e-1(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Shares).

      Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer. In the event that the Fund is obligated to, or elects to, extend the Offer, the purchase price for each Share purchased pursuant to the Offer will be equal to 95% of the per Share NAV determined as of the close of the regular trading session of the NYSE on the Expiration Date. No Shares will be accepted for payment until on or after the new Expiration Date.

      16. Miscellaneous. The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.


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